As filed with the Securities and Exchange Commission on November 4, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NeuroBo Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-2389984
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 Berkeley Street, Office 19th Floor Boston, MA	02116
(Address of principal executive offices)	(Zip code)

NeuroBo Pharmaceuticals, Inc. 2021 Inducement Plan Gemphire Therapeutics, Inc. 2019 Equity Incentive Plan
(Full title of the plan)

Richard Kang, PhD.

President and Chief Executive Officer

NeuroBo Pharmaceuticals, Inc.

200 Berkeley Street, Office 19th Floor
Boston, MA 02116

857-702-9600

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Phillip D. Torrence, Esq. Jeffrey H. Kuras, Esq. Honigman LLP 650 Trade Center Way, Suite 200 Kalamazoo, Michigan 49002-0402 (269) 337-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐    Accelerated filer  ☐

Non-accelerated filer  ☒     Smaller reporting company  ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value per share
NeuroBo Pharmaceuticals, Inc. 2021 Inducement Plan	1,000,000	$1.78(2)	$1,780,000 (2)	$165.01
Gemphire Therapeutics, Inc. 2019 Equity Incentive Plan	786,847	$1.78(2)	$1,400,587.66 (2)	$129.83
Total:	1,786,847		$3,180,587.66	$294.84

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock, as applicable.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on October 29, 2021.

EXPLANATORY NOTE

Inducement Plan

On November 3, 2021, NeuroBo Pharmaceuticals, Inc. (the “Company,” the “Registrant,” “we,” “us,” or “our”) adopted the NeuroBo Pharmaceuticals, Inc. 2021 Inducement Plan (the “Inducement Plan”), pursuant to which the Company reserved 1,000,000 shares of its common stock, par value $0.001 per share (the “Common Stock”) to be used exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Company, as an inducement material to the individual’s entry into employment with the Company within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. The Inducement Plan provides for the grant of equity-based awards in the form of nonstatutory stock options, restricted stock awards, restricted stock unit awards, performance stock awards, and other stock awards. The Inducement Plan was adopted by our board of directors without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

2019 Equity Incentive Plan

This Registration Statement on Form S-8 (the “Registration Statement”) is also being filed by the Company for the purpose of registering an additional 786,847 shares of Common Stock issuable pursuant to the Gemphire Therapeutics, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), which are in addition to the shares of Common Stock registered on the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on April 1, 2020 (File No. 333-237535) (the “Prior Registration Statement”).

Pursuant to General Instruction E to Form S-8, this Registration Statement is being filed for the purpose of increasing the number of securities of the same class as the securities to which the Prior Registration Statement relates. The Company’s Prior Registration Statement is incorporated by reference and made part of this Registration Statement, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Commission on April 15, 2021, as amended on April 30, 2021;

(b)	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 17, 2021 and the quarter ended June 30, 2021, filed with the Commission on August 16, 2021;

(c)	our Current Reports on Form 8-K filed with the Commission on January 6, 2021 (as amended by Amendment No. 1 thereto, filed with the Commission on March 1, 2021), January 13, 2021, January 21, 2021, March 24, 2021, May 14, 2021; July 12, 2021; August 18, 2021, October 4, 2021; and November 4, 2021; and

(d)	the description of our Common Stock contained in the registration statement on Form 8A (File No. 00137809) filed with the Commission on June 20, 2016, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

In addition, all documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Notwithstanding anything herein, the Registrant is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K.

Any statement herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Company’s amended and restated certificate of incorporation provides for the indemnification of its directors to the fullest extent permitted under the DGCL. The Company’s amended and restated bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Company’s amended and restated certificate of incorporation includes such a provision. Under the Company’s amended and restated bylaws, expenses incurred by any director or officers in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Company upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company, as long as such undertaking remains required by the DGCL.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, we have entered into indemnity agreements with each of our directors and executive officers that require us to indemnify such persons against any and all expenses (including reasonable attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Company or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Company has an insurance policy that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

The following exhibits are filed as part of this registration statement.

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 on the Registrant’s Current Report on Form 8-K filed on August 10, 2016)

4.2	Certificate of Amendment (Reverse Stock Split) to the Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 on the Registrant’s Current Report on Form 8-K filed on December 31, 2019)

4.3	Certificate of Amendment (Name Change) to the Third Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K, filed on December 31, 2019).

4.4	Second Amended and Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K, filed on March 30, 2020).

4.5	Gemphire Therapeutics, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 on the Registrant’s Current Report on Form 8-K filed on December 31, 2019)

4.6	Form of Non-Qualified Stock Option Agreement for the Gemphire Therapeutics, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.33 on the Registrant’s Annual Report on Form 10-K filed on March 30, 2020)

4.7	Form of Incentive Stock Option Agreement for the Gemphire Therapeutics, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.31 on the Registrant’s Annual Report on Form 10-K filed on March 30, 2020)

4.8	Form of Restricted Stock Agreement for the Gemphire Therapeutics, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.32 on the Registrant’s Annual Report on Form 10-K filed on March 30, 2020)

4.9	Form of Stock Unit Agreement for the Gemphire Therapeutics, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.34 on the Registrant’s Annual Report on Form 10-K filed on March 30, 2020)

4.10	NeuroBo Pharmaceuticals, Inc. 2021 Inducement Plan (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on November 4, 2021)

4.11	Form of Stock Option Grant Notice, Option Agreement and Notice of Exercise under the NeuroBo Pharmaceuticals, Inc. 2021 Inducement Plan (incorporated by reference to Exhibit 10.2 on the Registrant’s Current Report on Form 8-K filed on November 4, 2021)

5.1	Opinion of Honigman LLP

23.1	Consent of BDO USA, LLP

23.2	Consent of Honigman LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included after the signature of the Registrant contained on the Signature Page of this Registration Statement)

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on November 4, 2021.

NeuroBo Pharmaceuticals, Inc.

By:	/s/ Richard Kang
Richard Kang
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Richard Kang, Ph.D. and Douglas Swirsky, or either of them, as his or her true and lawful attorneys-in-fact and agents, with the full power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Kang	President and Chief Executive Officer	November 4, 2021
Richard Kang	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer) and a Director

/s/ Jason L. Groves	Director	November 4, 2021
Jason L. Groves

/s/ Douglas J. Swirsky	Director, Chairman of the Board	November 4, 2021
Douglas J. Swirsky

/s/ Na Yeon (Irene) Kim	Director	November 4, 2021
Na Yeon (Irene) Kim

/s/ Hyung Heon Kim	Director	November 4, 2021
Hyung Heon Kim

/s/ Andrew Koven	Director	November 4, 2021
Andrew Koven

/s/ Michael Salsbury	Director	November 4, 2021
Michael Salsbury